Exhibit 10.2

FORM OF STOCK OPTION AGREEMENT

THIS AGREEMENT, dated as of [                    ], (“Grant Date”) is between MasterCard Incorporated, a Delaware Corporation (“Company”), and you (“Employee”). Capitalized terms that are used but not defined in this Agreement have the meanings given to them in the 2006 Long Term Incentive Plan (“Plan”).

WHEREAS, the Company has established the Plan, the terms of which Plan, but not the standard terms and conditions of Section 6.4 of such Plan, are made a part hereof;

WHEREAS, the Human Resources and Compensation Committee of the Board of Directors of the Company (“Committee”) has approved this grant under the terms of the Plan;

NOW, THEREFORE, the parties hereby agree as follows:

1. Grant of Stock Options.

Subject to the terms and conditions of this Agreement and of the Plan, the Company hereby grants to you a nonqualified stock option (“Stock Option”) to purchase from time to time all or any part of the number of common shares of the Company’s Class A Common Stock (“Common Shares”) reflected in your grant statement, the terms of which grant statement are incorporated as part of this Agreement, at a price per share equal to 100 percent of the Fair Market Value of the Common Shares (the closing price) on the Grant Date.

2. Exercise.

This Stock Option is exercisable from the date and to the extent that the Employee’s interest in the Stock Option is vested, but in no event earlier than six months after the Grant Date, until the date the term of the Stock Option expires under Section 4 below. The Employee’s interest in the Stock Option may be exercised only by delivering notice of exercise, in the form prescribed by the Company, to the Company or its designated agent, and paying the full exercise price for the shares and the full amount of any taxes required to be withheld. The exercise price may be paid by delivery of cash or a certified check, delivery of Common Shares already owned by the Employee, or by delivery of cash by a broker-dealer as a “cashless” exercise. Special rules will apply to the payment of the exercise price by Employees who are subject to Securities and Exchange Commission Rule 16b-3. Common Shares issued on exercise of the Stock Option shall be unrestricted Common Shares.

3. Vesting.

(a) Subject to (b) and (c) below, the interest of the Employee in the Stock Option shall vest 25 percent on each of the first, second, third, and fourth anniversaries of the Grant Date, conditioned upon the Employee’s continued employment with the Company or an Affiliated Employer as of each vesting date.

(b) In the event that the Employee’s employment with the Company or an Affiliated Employer terminates by reason of the Employee’s death after the grant, 100 percent of the Employee’s interest in the Stock Option shall vest. In the event the Employee’s employment with the Company or an Affiliated Employer terminates due to Disability or Retirement more than six months after the Grant Date, the Employee’s interest in the Stock Option shall continue to vest as if there was no termination of Employment. In the event Employee’s employment with the Company or an Affiliated Employer terminates for any other reason, the Employee’s unvested interest in the Stock Option shall be forfeited.

(c) In the event that the Employee’s employment with the Company or an Affiliated Employer, or successor thereto, is terminated without Cause or by the Employee with Good Reason, six months preceding or two years following a Change in Control, 100 percent of the Employee’s then unvested interest in the Stock Option shall vest.

4. Term and Termination.

The Stock Option generally shall expire on the earlier of (i) the tenth anniversary of the Grant Date, or (ii) in the case of a Stock Option that has vested at the time of an Employee’s Termination of Employment other than by death, Disability, or Retirement, 120 days from the date of the Employee’s Termination of Employment. In the event an Employee’s Termination of Employment is due to death, Disability, Retirement, or is in connection with a Change in Control under the circumstances specified in Section 3(c) above, the Stock Option shall expire on the tenth anniversary of the Grant Date. Expiration on a date shall occur as of the closing time of regular trading on the market on which the Company’s Common Shares are traded on that date or, if that date is not a date on which such market is open for trading, as of the closing time of regular trading on the market on which the Company’s Common Shares are traded on the immediately preceding trading date.

5. Transfer Restrictions.

Other than by will or by the laws of descent and distribution, the Stock Option may not be sold, assigned, margined, transferred, encumbered, conveyed, gifted, hypothecated, pledged, or otherwise disposed of and may not be subject to lien, garnishment, attachment or other legal process, except as expressly permitted by the Plan. During the Employee’s lifetime, the Stock Option is exercisable only by the Employee.

6. Stockholder Rights.

Prior to the time that the Company has issued Common Shares on an Employee’s exercise of the Employee’s interest in his or her Stock Option, Employee will not be deemed to be the holder of, or have any of the rights of a holder with respect to, any Common Shares deliverable with respect to such Stock Option.

7. Changes in Stock.

In the event of any change in the number and kind of outstanding shares of stock by reason of any recapitalization, reorganization, merger, consolidation, stock split or any similar change affecting the Common Shares (other than a dividend payable in Common Shares) the Company shall make an appropriate adjustment in the terms of the Stock Option, which adjustments shall be made in a manner so as to ensure continued exemption from or compliance with Code section 409A.

8. Compliance with Law.

No Common Shares will be delivered to Employee upon the Employee’s exercise of his or her interest in the Stock Option unless counsel for the Company is satisfied that such delivery will be in compliance with all applicable laws.

9. Death of Employee.

In the event of the Employee’s death, the Stock Option shall be exercisable by the executor or administrator of the Employee’s estate or the person to whom the Stock Option has passed by will or the laws of descent and distribution in accordance with Section 5 of this Agreement.

10. Taxes.

The Employee shall be liable for any and all taxes, including withholding taxes, arising out of the transfer of Common Shares on exercise of the Stock Option. The Employee may satisfy such taxes by delivery of cash or a certified check or delivery of cash by a broker-dealer as part of a “cashless” exercise. The Company is authorized to deduct from the total number of Common Shares Employee is to receive on exercise of the Stock Option the total value equal to the amount necessary to satisfy any such withholding obligation at the minimum applicable withholding rate.

11. Discretionary Nature of Plan.

Employee acknowledges and agrees that the Plan is discretionary in nature and may be amended, cancelled, or terminated by the Company, in its sole discretion, at any time. The grant of a Stock Option under the Plan is a one-time benefit and does not create any contractual or other right to receive a grant of a Stock Option, other awards under the Plan, or benefits in lieu of such awards in the future. Future grants, if any, will be at the sole discretion of the Company, including, but not limited to, the timing of any grant, the number of Stock Options granted, the payment of dividend equivalents, and vesting provisions.

12. Data Authorization.

Pursuant to applicable Data Protection laws, the Employee’s personal data will be collected and used as necessary for the Company’s administration of the Plan and Employee’s participation in the Plan. Employee’s denial and/or objection to the collection, processing and transfer of personal data may affect Employee’s participation in the Plan. As such, Employee voluntarily acknowledges and consents (where required under applicable law) to the collection, use, processing and transfer of personal data as described herein.

As part of the Company’s administration of the Plan, the Company and the Affiliated Employer may hold certain personal information about Employee, including Employee’s name, home address and telephone number, date of birth, social security number or other employee identification number, salary, nationality, job title, any shares of Common Stock or directorships held in the Company, details of all options, units or any other entitlement to shares of Common Stock awarded, canceled, purchased, vested, unvested or outstanding in Employee’s favor. This information is held for the purpose of managing and administering the Plan (“Data”).

The Data may be provided by Employee or collected, where lawful, from third parties, and the Company or the Affiliated Employer will process the Data for the exclusive purpose of implementing, administering and managing Employee’s participation in the Plan. Data processing will take place through electronic and non-electronic means as necessary to administer the plan and will be handled in conformance with the confidentiality and security provisions as set forth by applicable laws and regulations in Employee’s country of residence (and country of employment, if different). The Data will be accessible within the Company’s organization only by those persons requiring access for purposes of the implementation, administration and operation of the Plan and for Employee’s participation in the Plan.

The Company and the Affiliated Employer may transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of Employee’s participation in the Plan, and the Company and the Affiliated Employer may each further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. Please note these entities may be located in the European Economic Area, the United States or elsewhere in the world. Employee hereby authorizes (where required under applicable law) these parties to receive, possess, use, retain and transfer the Data, in electronic or other form, for purposes of implementing, administering and managing Employee’s participation in the Plan. This includes any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares of Common Stock on Employee’s behalf to a broker or other third party with whom Employee may elect to deposit any shares of Common Stock acquired pursuant to the Plan.

Employee may, at any time, exercise Employee’s rights provided under applicable personal data protection laws. These rights may include (a) obtain confirmation as to the existence of the Data, (b) verify the content, origin and accuracy of the Data, (c) request the integration, update, amendment, deletion, or blockage of the Data, (d) oppose, for legal reasons, the collection, processing or transfer of the Data which is not necessary or required for the implementation, administration and/or operation of the Plan and Employee’s participation in the Plan, and (e) withdraw Employee’s consent to the collection, processing or transfer of Data as provided hereunder (in which case, Employee’s Award will be null and void). Employee may seek to exercise these rights by contacting the Employee’s local Human Resources manager or the Company’s Human Resources Department.

13. Section 409A.

To the extent the Company determines that this agreement is subject to Code section 409A, but does not conform with the requirements of Code section 409A the Company may at its sole discretion amend or replace the agreement to cause the agreement to be exempt from or comply with Code section 409A. The agreement shall be construed and administered consistent with Code section 409A or an exemption from Code section 409A.

14. Consent to On-Line Grant and Acceptance.

Employee acknowledges and agrees that, as a term of this Stock Option grant, any grant, communication, acceptance of such grant, or exercise of such grant, is permitted to be made and processed through the on-line system operated and maintained for this purpose. Employee further acknowledges and agrees that execution of any documents through such system shall have the same force and effect as if executed in writing.

15. Miscellaneous.

(a) The parties agree to execute such further instruments and to take such action as may reasonably be necessary to carry out the intent of this Agreement.

(b) Any notice required or permitted hereunder that is not covered by Section 14 above shall be given in writing and shall be deemed effectively given upon delivery to the Employee at the address then on file with the Company or upon delivery to the Company at 2000 Purchase Street, Purchase, New York 10577, Attn: Group Head, Global Rewards.

(c) Neither the Plan nor this Agreement nor any provisions under either shall be construed so as to grant the Employee any right to remain in the employ of the Company.

(d) This Agreement, along with the incorporated grant letter, constitutes the entire agreement of the parties with respect to the subject matter hereof.

By	/s/
Name:
Title:

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